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                                                                      Exhibit 11


                            FOCUS ENHANCEMENTS, INC.
                  STATEMENT OF COMPUTATION OF INCOME PER SHARE

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

                                                                          Three months ended   Three months ended
                                                                               March 31,         March 31,
                                                                                2000              1999


Net income                                                                   $(1,579,370)      $   102,990

Basic:

Weighted average number of common shares outstanding                          24,335,368        18,005,090


Diluted:

Weighted average number of common shares outstanding                          24,335,368        18,005,090
Weighted average common equivalent shares                                             --           716,815

Weighted average number of common and common equivalent
shares outstanding used to calculate per share data                           24,335,368        18,721,905

Net income per share
        Basic                                                                $     (0.06)      $      0.01
                                                                             ===========       ===========
        Diluted                                                              $     (0.06)      $      0.01
                                                                             ===========       ===========

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